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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (Form S-1) of our report dated June 14, 2023, relating to the consolidated financial statements of Idaho Copper Corporation (the "Company") as of January 31, 2023 and for the year ended January 31, 2023, which includes an explanatory paragraph relating to the Company's ability to continues as a going concern, and which forms part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" including in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
July 8, 2024

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone 972-239-1660 / Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com